EXHIBIT 5.1

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601

October 10, 2003

PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, Minnesota 55437

     Re:     Registration Statement on Form S-4 (File No. 333-109209)

Ladies and Gentlemen:

     This opinion is being delivered by us, as special counsel to PLATO Learning, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-4, File No. 333-109209, as amended (the “Registration Statement”), of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to shares of the Company’s common stock, par value $0.01 per share (the “Shares”) which are to be issued in connection with the merger of LSPN Merger Corp., a Delaware corporation and wholly-owned subsidiary of the Company, with and into Lightspan, Inc., a Delaware corporation, pursuant to an Agreement and Plan of Merger dated as of September 9, 2003.

     This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     In rendering the opinion set forth below, we examined and relied upon such certificates, corporate and public records, agreements, instruments and other documents as we considered necessary or appropriate as a basis for the opinion set forth below.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based upon and subject to the foregoing, we are of the opinion that when the Registration Statement has become effective under the Securities Act, the Shares, when issued, will be validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ WINSTON & STRAWN LLP